Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement is made and entered into by and among The Northern Savings & Loan Company (“Bank”), and Neal Hubbard (“Executive”).

Executive and the Bank are parties to a prior employment agreement dated November 1, 1999, amended March 21, 2005, (“Prior Employment Agreement”). In accordance with the terms of the Prior Employment Agreement, Executive is entitled to a certain “change-in-control payment” upon the effective time of the transactions set forth in an Agreement and Plan of Merger dated January 27, 2006, by and among First Place Financial Corp. (“Holding Company”), First Place Bank, First Place Interim Bank and the Bank (“Merger Agreement”). Upon receiving the change-in-control payment, Executive agrees to waive and release the Bank, Holding Company and their affiliates from any and all claims under the Prior Employment Agreement. Except for the obligation of the Bank to pay the change-in-control payment, this Employment Agreement cancels and replaces the Prior Employment Agreement in its entirety.

By signing this Agreement, Holding Company agrees to guarantee the obligations of the Bank under this Agreement.

To protect its trade secrets, confidential information, and business, the Bank requires noncompetition, nonsolicitation, and nondisclosure provisions in this Agreement. Executive agrees that the consideration set forth in this Agreement includes sufficient consideration for the noncompetition, nonsolicitation, and nondisclosure provisions.

The parties agree as follows:

1.	Definitions.

A.	“Affiliate” means any entity which the Bank or the Holding Company controls or which is under common control with the Bank or the Holding Company.

B.	“Change in Control” of the Bank or Holding Company shall mean an event of a nature that: (i) would be required to be reported in response to Item 1 of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or (ii) results in a Change in Control of the Bank or the Holding Company within the meaning of the Home Owners’ Loan Act of 1933, as amended, the Federal Deposit Insurance Act and the Rules and Regulations promulgated by the Office of Thrift Supervision (“OTS”) (or its predecessor agency), as in effect on the date hereof (provided, that in applying the definition of change in control as set forth under the rules and regulations of the OTS, the Board shall substitute its judgment for that of the OTS); or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the

“beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Bank or the Holding Company representing 50% or more of the Bank’s or the Holding Company’s outstanding voting securities or right to acquire such securities except for any voting securities of the Bank purchased by the Holding Company and any voting securities purchased by any employee benefit plan of the Bank or the Holding Company, or (B) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company’s stockholders was approved by a Nominating Committee solely composed of members which are Incumbent Board members, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board, or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Holding Company or similar transaction occurs or is effectuated in which the Bank or Holding Company is not the resulting entity; provided, however, that such an event listed above will be deemed to have occurred or to have been effectuated upon the receipt of all required regulatory approvals not including the lapse of any statutory waiting periods.

C.	“Competing Business” means any business which is, in whole or in part, directly or indirectly, competitive with any portion of the business of the Bank, Holding Company, or their Affiliates.

D.	“Date of Termination” means the date upon which the Executive’s employment with the Bank ceases.

E.	“Effective Date” of this Employment Agreement shall be the date of the closing of the Acquisition of the Northern Savings & Loan Company by First Place Financial Corp. as described and defined in the Agreement and Plan of Merger dated January 27, 2006.

F.	“Permanent Disability” and “Permanently Disabled” mean that the Executive has a mental or physical infirmity which permanently impairs his ability to perform substantially his duties and responsibilities under this Agreement and which results in eligibility of the Executive under the long-term disability plan of the Bank.

G.	“Termination for Cause,” “Terminate for Cause,” and “Cause” mean termination of employment because of Executive’s personal dishonesty, incompetence, willful misconduct, conduct damaging the reputation of the Bank or the Holding Company, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, repeated unexcused absence, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), noncompliance with or violation of any final cease-and-desist order, or material breach of any provision of this Agreement. No act or failure to act by the Executive shall be considered willful unless the Executive acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Bank. Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail.

H.	“Termination for Good Reason” and “Good Reason” mean termination of the employment by the Executive due to any one or more of the following reasons unless waived in writing by the Executive: (1) a material demotion of the Executive; (2) a reduction in the Executive’s salary; (3) a material adverse change in the Executive’s perquisites, benefits, contingent benefits, or vacation, unless such change is applicable to all senior executives of the Bank on a nondiscriminatory basis; (4) a material permanent increase in the required hours of work or the workload of the Executive; (5) the failure of the Board of Directors to elect Executive to the position of Senior Vice President - Bank Operations or to an equivalent senior level position, or any action by the Board removing Executive from any such office; (6) relocation of Executive’s principal office if the relocation increases Executive’s one way travel distance to the office by more than fifty (50) miles. Failure of the Board or Committee to extend the Term of this Agreement is not “Good Reason” and is not a ground for termination by Executive for Good Reason.

2.	Employment and Duties. Executive is employed to fill the position of Senior Vice President - Bank Operations for the Northern Division of the Bank. As such, Executive shall render administrative and management services as are customarily performed by persons situated in similar executive capacities, and shall have such other powers and duties as management or the Board of Directors may prescribe from time to time. Executive shall also render services to any affiliate or subsidiary of the Bank as requested by the Bank from time to time consistent with his executive position. Executive shall devote substantially all of his business time, attention, skill, and effort to the faithful performance of his duties under this Agreement. Subject to Board review, Executive shall participate in community, professional, and civic organizations and may serve on the boards of directors of, and hold other offices or positions in, companies or organizations which in the judgment of the Board, will not present any conflict of interest with the Bank or materially affect the performance of Executive’s duties with the Bank. Executive may manage personal investments so long as such activities do not interfere materially with performance of his responsibilities under this Agreement.

3.	Term/Extension of Term. The Term of this Agreement shall commence on the Effective Date and shall continue through December 31, 2007, subject to earlier termination as set forth herein. Commencing on July 1, 2007, and continuing annually thereafter, the Board of Directors (“Board”), or its designated committee, will review this Agreement and the needs of the Bank and may extend the Term for one additional year or may for any reason elect not to extend the Term. The results of the review will be included in the Board or the Committee minutes, and the Board or the Committee will notify the Executive whether the Term is to be extended. If the Board or Committee notifies the Executive that the Term is not extended, the Term will continue through the later of: (i) the then existing expiration date of the Term, or (ii) three (3) months following the date of notice of nonextension.

4.	Compensation.

A.	Salary. The Bank shall pay Executive an annual salary in the amount of $125,000.00 (“Base Salary”). Base Salary shall include any amounts of compensation deferred by Executive under any qualified or unqualified plan maintained by the Bank. Base Salary shall be payable on the dates and according to the schedule established for payment of salary or wages to all employees of the Bank. Base Salary may be increased (but shall not be decreased) from time to time by the Board or the Committee in accordance with salary guidelines approved by the Board for senior executives.

B.	Bonuses. In the event that the Board establishes a bonus program for executives of the Northern Division of the Bank, Executive shall be entitled to participate in an equitable manner with all other executive officers of the Northern Division in such performance based and discretionary bonuses.

C.	Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services under this Agreement in accordance with the policies and procedures applicable to executive officers of the Bank provided that Executive accounts for such expenses as required under such policies and procedures.

5.	Benefits. Executive shall be entitled to participate, to the same extent as executive officers of the Bank generally, in such plans, if any, that the Bank may have, or may in its discretion adopt, relating to equity incentive, pension, retirement, thrift, profit sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, short and long term disability, travel and accident insurance, education, and other retirement or employee benefits or combinations thereof.

6.	Stock Options. Subject to the Closing of the Acquisition pursuant to the Agreement and Plan of Merger dated January 27, 2006, subject to execution and delivery of this Employment Agreement, and subject to review and approval by the Compensation Committee, Executive shall be eligible for an award of options on 5,000 shares of First Place Financial Corp. common stock. Terms and conditions of any award shall be set by the Compensation Committee in accordance with the provisions of the applicable stock option plan.

7.	Vacation/Sick Leave. Executive shall be entitled to four (4) weeks of paid vacation annually in accordance with the policies established by the Board for executive officers. Unused vacation will not carry over to subsequent years, and there will be no cash compensation paid for unused vacation. Executive shall accrue entitlement to sick leave in accordance with sick leave policies in effect for all employees.

8.	Termination of Employment and Effect on Compensation.

A.	General. The employment shall terminate upon the date of Executive’s resignation, the last day of the Term, or upon the date of Executive’s death or permanent disability (each an “Executive Termination”). The Bank may terminate the employment for Cause as defined in Section 1.G. above. The employment may be terminated at will at any time by the Bank (“Termination without Cause”). Under the conditions described in Section 1.H. above, Executive may terminate the employment for Good Reason.

B.	Executive Termination and Termination for Cause. In the event of an Executive Termination or Termination for Cause, the Bank shall be obligated to pay the Executive his salary, earned bonus if any, earned incentive if any, and applicable benefit contributions through the Date of Termination, payable at the time such payments are normally due; and the Bank shall have no further obligation to the Executive under this Agreement.

Beginning on the date of a Notice of Termination for Cause and continuing through the Date of Termination for Cause, stock options and related limited rights granted to Executive under any stock option plan shall not be exercisable nor shall any unvested awards granted to Executive under any stock benefit plan of the Bank, the Holding Company, or any subsidiary or affiliate thereof, vest. At the date of Termination for Cause, such stock options and related limited rights and any unvested awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such Termination for Cause.

C.	Termination Without Cause/Termination for Good Reason. In the event that the employment is Terminated without Cause or in the event that the Executive terminates the employment for Good Reason during the Term of this Agreement, the Bank shall pay Executive his salary, earned bonus if any, earned incentive if any, and applicable benefit contributions through the Date of Termination, payable at the time such payments are normally due; and the following provisions shall apply:

(1)	Payment. The Bank shall pay Executive, or in the event of his subsequent death, his estate or such person or persons as he may have previously designated in writing, a lump sum equal to the greater of: (i) the Executive’s Base Salary, bonus, if any, and benefit plan contributions through the remainder of the Term, or (ii) one (1) times the Executive’s Base Salary, bonus, if any, and benefit plan contributions for the then current year.

(2)	Date of Payment.

a.	If the termination is a Termination without Cause, the lump sum payment shall be made not later than thirty (30) days following the Date of Termination.

b.	If the termination is a Termination for Good Reason, the lump sum payment shall be made not sooner than six (6) months and not later than six (6) months and fifteen (15) days following the Date of Termination.

(3)	Minimum Capital Restriction. In the event that the Bank is not in compliance with its minimum capital requirements, or if payment pursuant to this Section 8.C. would cause the Bank’s capital to be reduced below its minimum regulatory capital requirements, the payment shall be deferred until the earliest date at which the Bank or its successor reasonably anticipates that payment will not cause a capital compliance violation.

(4)	Life and Medical Insurance. For twelve (12) months following the Date of Termination, the Bank shall maintain for the Executive life and medical insurance coverage substantially equivalent to the coverage maintained by the Bank or Holding Company for Executive prior to the termination, except to the extent such coverage may be changed in its application to all Bank or Holding Company employees on a nondiscriminatory basis.

D.	Change in Control. If there is a Change in Control of the Bank or Holding Company followed by a Termination without Cause or a Termination for Good Reason during the Term of this Agreement, the Bank or its successor will be liable for the lump sum payment and the continuation of life and medical insurance as set forth above in Section 8.C.

E.	Change in Control Payment Limitations. Notwithstanding the preceding, in no event shall the aggregate payments or benefits to be made or afforded to Executive constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986 as amended or any successor thereto, and in order to avoid such result, termination benefits will be reduced, if necessary, to an amount (the “Non-triggering Amount”), the value of which is one dollar ($1.00)

less than an amount equal to three (3) times Executive’s “Base Amount,” as determined in accordance with said Section 280G. The allocation of the reduction required hereby among the termination benefits provided by the preceding paragraphs shall be determined by Executive.

F.	Internal Revenue Code Section 409A. It is the intent of the parties that payments pursuant to this Agreement either shall not constitute “deferred compensation” or shall otherwise qualify for exemption from excise and other tax penalties applicable under Section 409A of the Internal Revenue Code. If it is determined that any payment(s) under this Agreement would be subject to excise or other tax penalty under Section 409A, the terms of this Agreement shall be amended so that such payment(s) will comply with the requirements of Section 409A and will not be subject to excise or other tax penalty under 409A.

G.	Regulatory Provisions.

(1)	The Bank may terminate Executive’s employment at any time, but any termination by the Bank, other than Termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause.

(2)	If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(3) or (g)(1); the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay Executive all or part of the compensation withheld while the contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(3)	If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(4) or (g)(1), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(4)	If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(1), all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(5)	All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution: (i) by the Director of the OTS (or his designee), or the FDIC, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. §1823(c); or (ii) by the Director of the OTS (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(6)	Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k), 12 C.F.R. Part 359, 12 C.F.R. § 545.121, and any rules and regulations promulgated thereunder.

9.	Notice of Termination. Any termination of the employment by the Bank or by the Executive shall be communicated by a Notice of Termination to the other party. The Notice of Termination shall: (i) state the Date of Termination, (ii) state the specific termination provision in this Agreement relied upon and, (iii) if applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment. In the case of a Termination for Cause, the Date of Termination shall not be less than thirty (30) days from the date the Notice of Termination is given.

10.	Noncompetition.

A.	While employed. During Executive’s employment with the Bank, Executive will not directly or indirectly engage or participate, as an employee, owner, partner, shareholder, officer, director, member, advisor, consultant, agent, or otherwise in any Competing Business, and will not permit his name to be used by, or render services of any type for any person or entity developing a Competing Business; except that Executive may make passive investments in the capital stock of a publicly held Competing Business of up to one percent (1%) ownership interest in such Competing Business.

B.	No Longer Employed. For a period of one year following termination of the employment, Executive will not compete with the Bank or its Affiliates in Lorain County, Ohio. During such period, Executive will not directly or indirectly engage or participate, as an employee, owner, partner, shareholder, officer, director, member, advisor, consultant, agent, or otherwise in any Competing Business in Lorain County, and will not permit his name to be used by, or render services of any type for any person or entity developing a Competing Business in Lorain County; except that Executive may make passive investments in the capital stock of a publicly held Competing Business of up to one percent (1%) ownership interest in such Competing Business. Exceptions: Notwithstanding the foregoing, Executive may, after termination of the employment, work as a lawyer, title insurance agent, or real estate agent, or as a consultant to any law firm, title insurance agency, or real estate agency, provided that (i) such work is not competitive with the business of the Bank, (ii) such work does not involve any claim or cause of action alleged, asserted, or to be asserted against the Bank, its parent or affiliate companies, or any of their respective directors, officers, or employees, and (iii) Executive complies at all times with the confidential information provisions set forth below in Section 12.

11.	Nonsolicitation/Nonhire. During Executive’s employment with the Bank and continuing for two (2) years following the date Executive ceases to be an employee of the Bank or the Holding Company, Executive will not directly or indirectly: (i) solicit, divert, entice, take away, or attempt to solicit, divert, entice, or take away any customer or business of Bank or its Affiliates for the sale or delivery of any product or service that competes with a product or service offered by the Bank or Affiliates; (ii) solicit, divert, entice, take away, or attempt to solicit, divert, entice, or take away any potential customer identified, selected, or targeted by the Bank, with whom the Executive has had contact, involvement, or responsibility during the employment with the Bank, for the sale or delivery of any product or service that competes with a product or service offered by the Bank or its Affiliates; (iii) solicit, induce, or cause any employee, agent, consultant, independent contractor, representative, or associate of the Bank or its Affiliates to terminate his, her, or its relationship with the Bank or Affiliate or leave the employment of the Bank or Affiliate and/or become employed directly or indirectly by Executive or by any Competing Business or any other person or entity who or which competes directly or indirectly with any portion of the business of the Bank or the Affiliate (“employed” includes without limitation service directly or indirectly as an owner, manager, operator, employee, independent contractor, agent, shareholder, or consultant); (iv) hire any employee of the Bank or its Affiliates, which employee (a) was an employee of the Bank or the Affiliate on the Date of Termination of Executive’s employment or (b) became an employee of the Bank or the Affiliate in the two- (2) year period following termination of Executive’s employment. Exception: Notwithstanding the foregoing, following termination of the Executive’s employment, Executive may solicit for employment and hire Patricia Lyons and/or Barrett Hubbard.

12.	Confidential Information. Executive has and will have access to and knowledge of trade secrets and confidential business information of the Bank, Holding Company, their affiliates, and their customers (“Confidential Information”). At all times during and after his employment with the Bank, Executive will keep Confidential Information in strict confidence, and will not at any time, directly or indirectly, disclose Confidential Information to any other entity or individual and will not use such information for any purpose other than performance of Executive’s duties with the Bank. Confidential Information means and includes all information disclosed to or known by Executive as a consequence of or through his employment with the Bank, which (i) has not been made generally available to the public, and is useful or of value to the current or the anticipated business of the Bank and Affiliates; or (ii) has been identified to Executive as confidential either orally or in writing. Confidential Information includes, without limitation, products and product information; software and programs; marketing or organizational research and development; business plans; sales forecasts; identities, competence, abilities, and compensation of employees of the Bank and the Affiliates; pricing, costs, and financial information; current and prospective customer and supplier lists and information about customers, suppliers, and their employees; information concerning planned or pending acquisitions or divestitures; and information concerning purchases of equipment or property. Confidential Information does not include information which is in or hereafter enters the public domain through no fault of Executive or is disclosed by a third party having the legal right to use and disclose the information. If Executive is required by legal process to disclose any Confidential Information, he will provide the Bank with prompt written notice of such request or requirement so that the Bank may seek a protective order or other appropriate remedy or waive compliance with this paragraph.

13.	Intellectual Property.

A.	“Intellectual Property” shall mean all discoveries, inventions, improvements, computer programs, formulas, ideas, devices, writings or other Intellectual Property (including any notes, records, reports, sketches, plans, memoranda, and other tangible information relating to such Intellectual Property), whether or not subject to protection under the patent or copyright laws, which Executive shall conceive solely or jointly with others, in the course of or within the scope of employment, or which relate directly to the business or products of the Bank or its affiliates or their actual or anticipated development, or which are conceived or created using the Bank’s or its Affiliates’ materials or facilities, whether during or after working hours.

B.	All Intellectual Property developed by Executive during employment by the Bank shall be the sole and exclusive property of the Bank without further compensation. Any Intellectual Property based upon Confidential Information and developed at any time during or following the employment term shall be the property of the Bank. Executive agrees to promptly notify the Bank of and fully disclose to the Bank all Intellectual Property. Executive shall take such steps as are deemed necessary to maintain complete and current records thereof.

C.	Executive shall assign (without additional compensation) to the Bank or its designees the entire right, title, and interest in such Intellectual Property. Executive shall, at the Bank’s request and expense, make applications for patents, execute all documents necessary thereto, assist in securing, defending, or enforcing any such title and right, and assist in any other claims or litigation concerning the Bank or its affiliates.

D.	Exceptions: Upon termination of the employment, Executive may retain and use for himself and for his prospective employers, customers and clients (a) templates developed by Executive for various deed forms, real estate purchase agreements, letterhead, power of attorney forms, Ohio medical power of attorney forms, and living will forms, (b) spreadsheets, formulas, programming or systems developed by the Executive for calculating certain amounts related to real estate and loan transactions, such as truth in lending disclosure amounts, amortization, interest rates, payment amounts and fees, and (c) spreadsheets, formulas, programming or systems developed by the Executive for tracking shareholder records, dividend payments and Form 1099 information, provided, in each case, that such items do not contain any Confidential Information of the Bank. Such templates, forms, spreadsheets, formulas, programming or systems themselves shall not be considered to be Confidential Information and shall not be considered to be Intellectual Property of the Bank. Executive’s knowledge of programming concepts and Executive’s knowledge of and ability to use Excel and other computer software are not Intellectual Property subject to restriction under paragraphs A, B, or C of this Section 13 or Section 12 above.

14.	Litigation Assistance. Following any termination of Executive’s employment, Executive shall continue to be obligated, upon reasonable notice, to furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party. All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 14.

15.	Remedies, Specific Performance. Executive agrees that any violation of this Agreement would be highly injurious to the Bank and would cause irreparable harm to the Bank. Executive consents and agrees that if he violates any provisions of this Agreement, the Bank shall be entitled, in addition to any other rights and remedies that it may have, to apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any continuing violation of, the provisions of this Agreement.

Executive recognizes and agrees that the territorial, time, and scope limitations set forth in this Agreement are reasonable and are properly required for the protection of the Bank; and in the event that any such territorial, time, or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Bank and Executive agree to the reduction of any or all of said territorial, time, or scope limitations to such an area, period, or scope as such court shall deem reasonable under the circumstances. If such partial enforcement is not possible, the provisions shall be deemed severed.

16.	Source of Payments. All payments provided in this Agreement shall be timely paid in cash or by check or wire transfer from the general funds of the Bank. The Holding Company unconditionally guarantees payment and provision of all amounts and benefits due to Executive under this Agreement and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Holding Company.

17.	Effect on Prior Agreements. Except for the obligation to make a lump sum payment of the change-in-control payment to Executive in accordance with the terms of the Prior

Employment Agreement, and Section 6.11 of the Merger Agreement, as referred to above, this Agreement contains the entire understanding between the parties and supersedes, cancels, and replaces any other employment agreement or change in control severance agreement between the Bank or any predecessor of the Bank and Executive. This Agreement does not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided.

18.	No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt effect any such action shall be null and void.

19.	Successors. This Agreement shall be binding upon and inure to the benefit of, the parties and their respective successors and permitted assigns.

20.	Successor to Assume Obligations of Bank. The Bank and the Holding Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business, assets, or stock of the Bank or the Holding Company, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

21.	Assignment. Executive may not assign or delegate any of his rights or obligations under this Agreement without the written consent of the Bank. The Bank may assign its rights and obligations under this Agreement to any successor.

22.	Modification and Waiver. This Agreement may not be modified or amended except by an instrument in writing signed by the parties. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No written waiver shall be deemed to be a continuing waiver unless specifically so stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for any subsequent act.

23.	Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the remaining provisions.

24.	Headings. The headings of sections and paragraphs in this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

25.	Governing Law. This Agreement shall be interpreted and governed in accordance with the laws of the State of Ohio except to the extent that such laws are superseded by federal law.

26.	Arbitration. Subject to the Bank’s right to apply to any court of competent jurisdiction for specific performance and/or injunctive relief as set forth in Section 15 above, any dispute arising under this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. The arbitration shall be held in Trumbull County, Ohio. Each party shall pay his or its own costs and attorney fees.

27.	Indemnification. The Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been an officer of the Bank (whether or not he continues to be an officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements. Any payments made to Executive pursuant to this Section are subject to and conditioned upon compliance with 12 U.S.C. §1828(k), 12 C.F.R. Part 359, 12 C.F.R. §545.121, and any rules or regulations promulgated thereunder.

28.	Notices. All notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by express delivery service, or sent by certified mail, return receipt requested, postage prepaid. All notices to Bank shall be sent to the home office of the Bank, directed to the attention of the Chief Executive Officer. All notices to Executive shall be sent to the home or other address that he has most recently provided in writing to Bank. Notices shall be effective when received, as evidenced by the acknowledgment of delivery issued by the postal authority or the signed receipt of the party to whom addressed.

29.	Office of Thrift Supervision Review. This Agreement is subject to review and approval by the Office of Thrift Supervision (“OTS”). If the OTS requests, directs, or otherwise indicates that any term(s) of this Agreement should be amended to obtain OTS approval, then such term(s) shall be amended to comply with OTS requirements.

Witness:	The Northern Savings & Loan Company

/s/ Kimberly A. Wadman	/s/ Steven R. Lewis
Steven R. Lewis
President and Chief Executive Officer

Date Signed: June 27, 2006

Witness:	Executive

/s/ Carol Roswell	/s/ Neal Hubbard
Neal Hubbard

Date Signed: June 27, 2006

Witness:	First Place Financial Corp.
(Guarantor)

/s/ Kimberly A. Wadman	/s/ Steven R. Lewis
Steven R. Lewis
President and Chief Executive Officer

Date Signed: June 27, 2006